Exhibit 99

Hayes Lemmerz Withdraws Note Offering; Reaffirms Guidance

Northville, Michigan — March 17, 2005 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that it decided to withdraw its previously announced plan to offer approximately $150 million in Euro denominated senior unsecured notes through its wholly owned subsidiary, HLI Operating Company, Inc. As a result, the previously announced agreement to amend the Company’s June 3, 2003 Credit Agreement will not take effect. The Company confirmed that it remained comfortable with its current earnings guidance and outlook for 2005.

“As a result of recent industry announcements, current conditions in the high yield market are no longer attractive. Given other available alternatives, we did not feel a transaction was appropriate at current interest rates. We will continue to pursue more favorable actions to enhance liquidity and implement our growth strategy, such as our previously announced plans for an international accounts receivable securitization program and sale of our Commercial Highway Hub and Drum business,” said James Yost, Vice President of Finance and Chief Financial Officer. “We are currently in discussions with our lenders to complete certain previously announced amendments to the Credit Agreement, including our ability to retain a portion of the proceeds from the proposed divestiture, favorably modify the financial covenants and increase the revolving loan.”

Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 facilities and approximately 11,000 employees worldwide.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements.

Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162